Exhibit 10.17

PORTIONS OF THIS EXHIBIT IDENTIFIED BY [*****] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Sorbonne Ref.: [hw:] C19/0220

COLLABORATION AGREEMENT

BETWEEN

•            SORBONNE UNIVERSITY, a scientific, cultural and professional public institution, Siret [French businesses directory] 130 023 385 00011, APE [primary business activity] code 8542Z, having its registered office at 21 rue de l’École de Médecine, 75006 Paris, represented by its President, Mr Jean CHAMBAZ, hereinafter referred to as “SORBONNE UNIVERSITY”,

Sorbonne University representing for the purposes hereof:

•            The CENTRE NATIONAL DE LA RECHERCHE SCIENTIFIQUE, a scientific and technological public institution, having its registered office located at 3-5 rue Michel Ange, 75794 PARIS CEDEX 16

Hereinafter referred to as the “CNRS”;

•            The Institut National de la Santé et de la Recherche Médicale, a scientific and technological public institution, having its registered office at 101 Rue de Tolbiac, 75654 PARIS Cedex 13,

Hereinafter referred to as “INSERM”,

pursuant to a mandate of the CNRS and the INSERM to negotiate and sign this agreement in the name and on behalf of the CNRS and the INSERM.

Sorbonne University, the CNRS and the INSERM being hereinafter referred to collectively as the “INSTITUTIONS”.

The INSTITUTIONS acting in their own name and in the name and on behalf of the Centre de Recherche [Research Centre] Institut de la Vision, Unité Mixte de Recherche [Mixed Research Unit] UM 80 (UMRS 968 INSERM Sorbonne University- UMR 7210 CNRS Sorbonne University), directed by Professor José SAHEL.

Hereinafter referred to as the “LABORATORY”;

ON THE ONE HAND,

AND

BIOPHYTIS, having its registered office located at 14 avenue de 1’Opéra, 75001 Paris, duly represented by its President Mr Stanislas VEILLET

Hereinafter referred to as “BIOPHYTIS”, ON THE OTHER HAND,

The INSTITUTIONS and BIOPHYTIS are hereinafter referred to individually as the “Party” and collectively as the “Parties”.

PREAMBLE

SORBONNE UNIVERSITY, through the LABORATORY, has recognised scientific competences in the field of physiology, the pathologies and physiopathology of vision, in particular the normal and pathological functioning of the retina and therapeutic innovation focused on this. The LABORATORY has recognised expertise in the field of the evaluation of the preventive or curative activity of therapeutic or nutraceutical compounds on vitro and vivo models of ocular pathologies.

BIOPHYTIS, whose disciplines of excellence are human physiology and biochemistry, directs and finances research and development work and regulatory and clinical work in human health in the areas of aging and metabolism. It defines the objectives and takes responsibility for steering projects for the development of innovative therapeutic products, gathers together the necessary financing, and coordinates the work of the partners involved.

BIOPHYTIS and the LABORATORY have collaborated in the context of a collaboration agreement signed on 7 September 2010 (DGRTT number C10107) on the identification and characterisation of natural substances making it possible to slow the development and/or to treat Age-related Macular Degeneration (AMD) (hereinafter referred to as the “previous Collaboration”). As a result of the previous Collaboration, the Company and the Institutions jointly filed a French patent application No. 11 54172 dated 13 May 2011.

BIOPHYTIS and the LABORATORY then collaborated for 24 months in the context of a consortium agreement signed on 27 July 2012 the main object of which was to provide conceptual proof of the in vivo photo-protective effect of various active compounds.

Lastly, BIOPHYTIS and the LABORATORY signed on 20 November 2014 a research collaboration agreement that entered into force on the 1st of October 2014 (hereafter referred to as the “Initial Agreement”), with the objective of conducting a collaborative study on the comparative analysis of the photo-protection of retinal pigment epithelium (RPE) of pores by various molecules.

Since the work carried out in the context of the project requires the performance of more thorough research, the Parties came together in order to finalise an amendment (hereinafter referred to as “Amendment 1”) signed on 26 May 2015 in order in particular to extend the Initial Agreement and to modify the scientific program.

Since the work carried out in connection with the study once again requires the performance of more thorough research, the Parties came together in order to finalise an amendment (hereafter referred to as “Amendment 2”) signed on 16 February 2016 in order in particular to extend the Initial Agreement and to modify the scientific program.

Since the work carried out in connection with the Study once again requires the performance of more thorough research, the Parties came together in order to finalise an amendment (hereafter referred to as “Amendment 3”) signed on the 1st of January 2017 in order to extend the Initial Agreement and to modify the scientific program.

BIOPHYTIS and the INSTITUTIONS wish to continue their effort and, to do this, they came together in order: (i) to continue the work directed by Doctor Valérie Fontaine and (ii) to expand the scope of research to other ocular pathologies, in collaboration with other teams of the LABORATORY. It is understood that the terms of studies of new ocular diseases other than dry AMD, will be defined by means of an amendment to agree on the research programme and the related budget.

Doctor Valérie FONTAINE, researcher within the LABORATORY (hereinafter the “Scientific Manager”), will direct the work of the LABORATORY in connection with the research programme entitled dry AMD (hereafter the “Research”).

As a result, the following was agreed:

ARTICLE 1 — PURPOSE

The purpose of this agreement (hereinafter the “Agreement”) is to specify the conditions of implementation of the collaboration between the INSTITUTIONS and BIOPHYTIS whose research project is defined in Annex 1 hereof (hereinafter the “Research”).

ARTICLE 2 - ORGANISATION OF THE RESEARCH

The Parties will organise Research follow-up meetings, at the prior request of either of them. The Scientific Manager will report to BIOPHYTIS on a quarterly basis on the progress and results of the Research. At the end of this Agreement, the Scientific Manager will send BIOPHYTIS a report summarising all of the Research results obtained (hereinafter the “Results”).

ARTICLE 3 - FINANCING

BIOPHYTIS will provide its assistance by paying SORBONNE UNIVERSITY, on behalf of the INSTITUTIONS, the amount of [****] as detailed in Annex 2.

This payment will be made according to the following schedule:

•                      50% at the last date of signing by the Parties;

•                      50% at submittal of the final report;

Upon presentation of invoices issued by SORBONNE UNIVERSITY on behalf of the INSTITUTIONS, the payments will be established by bank transfer to the order of:

The Accounts Officer of Sorbonne University

RECETTE GENERALE DES FINANCES DE PARIS

21 rue de l’école de médecine

75006 PARIS

ACCOUNT

The payments will be made forty-five (45) days from the date of receipt of the invoice.

The use of the amounts received by SORBONNE UNIVERSITY under this Agreement is not subject to any condition regarding time-limits nor provision of receipts.

The amounts received may be used for the hiring of non-permanent personnel.

ARTICLE 4 - CONFIDENTIALITY AND PUBLICATION

4.1     Confidentiality

The Parties undertake to store and keep confidential the information of any kind, including documents, samples, equipment, software, (hereinafter the “Information”) that each of them may have gathered from the other Party within the framework of this agreement and on the occasion of contact with the departments of the INSTITUTIONS as well as all documents and information relating to the Research and the Results.

However, the following will not be considered confidential: any Information for which the Receiving Party can prove that such Information:

•     is disclosed by mutual agreement between the Parties, or that the disclosure was carried out by the Party owning it, or

•     would be accessible to the public on the date of its disclosure or would be put into the public domain by a third party authorised to disclose it; or

•     is already known to the Receiving Party on the effective date of this agreement as having been received from a third party entitled to dispose of it; or

•     was disclosed because this was imposed by the application of a mandatory legal or regulatory provision or by the application of a final court decision or an arbitral award; or

•     was developed by the Party which received the Information, independently of the Information forwarded by the other Party.

The confidentiality obligations will remain in effect for the duration of this Agreement and five (5) years after its expiry or termination.

4.2     Publications

Notwithstanding the confidentiality obligations defined in this article, the Parties may decide by mutual agreement to publish the Results, in accordance with the following provisions.

To this end, the Parties will firstly send each other, within a reasonable period, any draft communication relating to the Research so that the other Party may give its prior approval.

The other PARTY will make its decision known within a maximum period of forty-five (45) calendar days from the date of notification of the request, and this duly substantiated decision may consist in:

•          accepting the draft communication without reservation; or

•          requesting that the Information belonging to them be removed from the draft communication, without such removal compromising the scientific value of the publication; or

•          requesting modifications, or deletion in particular if certain information contained in the draft communication is likely to harm the industrial and/or commercial utilisation of the Information, and/or Results, without such modifications or deletions being able to compromise the scientific value of the publication; or

•          requesting that the communication be postponed if they deem that real and serious causes require this, in the individual and/or collective interest of the Parties, in particular if the information contained in the draft publication or communication requires protection in respect of industrial property. The said period will be defined in the best interests of the Parties concerned, and it is henceforth agreed between the Parties that in this case, no party may refuse its consent to a publication or communication beyond a period of ninety (90) calendar days after the first presentation of the draft concerned.

In the absence of a written response from a PARTY by the end of the period of forty-five (45) calendar days, its consent will be considered obtained.

However, this confidentiality obligation cannot be used against the production by the Scientific Manager and her colleagues of the activity report that they must provide to the entity or entities that they belong to, insofar as this does not constitute a disclosure within the meaning of industrial property laws.

ARTICLE 5 -OWNERSHIP AND UTILISATION OF THE RESULTS

5.1   Ownership of pre-existing knowledge

Each Party will remain the owner of its pre-existing knowledge; pre-existing knowledge being understood as all scientific and technical knowledge, secret know-how, biological materials, the intellectual property rights and titles (patents, trademarks, software, database...) in the possession of each of the Parties on the effective date of this agreement or developed independently of the conducting of the Research and for which it has rights of use.

5.2    Ownership of the Results

The Parties automatically co-own the Results in equal portions.

The Parties may utilise the Joint Results for their internal research needs and to conduct research work in collaboration with academic third parties, after first informing the other Party, subject to compliance with their confidentiality and the commitment of the academic third parties not to utilise such Joint Results in connection with collaboration with or service-provisions to third parties. The utilisation of the Joint Results [by] a Party to conduct research in partnership with industrial third parties must obtain the prior written consent of the other Party, which cannot refuse without a duly justified reason.

The Parties will coordinate to decide whether all or a portion of the Results must be the subject of the filing of a patent application or any other means of protection.

5.2.1 In the event that the Results make it possible to carry out the filing of a patent application or any other intellectual property title, the Parties agree to file such patent application or such title in the joint names of the INSTITUTIONS and BIOPHYTIS and to establish co-ownership regulations and a utilisation license before any utilisation of the patent.

The Parties henceforth agree on the following management rules:

a)    BIOPHYTIS will be the entity managing the patent applications and intellectual property titles, both in France and abroad, and will therefore be responsible for preparing the intellectual property dossiers, in particular the drafting of the texts of the patent applications, filing them with the patent offices, following up on the procedures for obtainment, issuing, maintaining in force and defence before the patent offices and in case of infringement actions. If Biophytis is unable to ensure these tasks, then Biophytis undertakes to notify the Institutions within a reasonable period.

b)    The entirety of the costs of management, filing, extension, defence, and generally speaking all costs relating to maintenance of intellectual property, will be advanced by BIOPHYTIS on behalf of the Parties. -It is understood between the Parties that the said advance will be deducted by BIOPHYTIS, before any returning of funds to the INSTITUTIONS in case of commercial utilisation of the Results.

c)    Any decision regarding the patent applications and intellectual property titles, both in France and abroad, will require the prior written consent of the Parties, and more specifically, for the INSTITUTIONS, that of SORBONNE UNIVERSITY (DR&I, 4, place de Jussieu 75252 Paris Cedex 05) on their joint behalf, before filing with an intellectual property office. In addition, BIOPHYTIS undertakes to request the industrial property firm appointed by it to send SORBONNE UNIVERSITY copies of the correspondence and invoices relating to said title, with SORBONNE UNIVERSITY being obliged, on behalf of the INSTITUTIONS, to provide its possible comments within timeframes compatible with the handling of the procedure.

d)   The Parties undertake to ensure that the list of (co-)inventors and/or (co-)authors is drawn up jointly and that their names are mentioned in the patent applications or titles, in accordance with the provisions of law in force, each of the Parties taking personal responsibility for remunerating its own inventors in accordance with their rules and applicable legislation;

e)    Under the reservations and conditions provided herein, the Parties undertake to provide any signature and all documents necessary for the procedures for patents or any other intellectual property title, and that their respective researchers, cited as (co-)inventors or (co-)authors provide all signatures and carry out any formality necessary for the filing, maintaining and defence of said titles and patents;

f)    If one of the Parties does not wish to maintain a title in force, or continue a procedure for extension abroad (including international application under PCT), transition to national/regional phases, review, obtainment or issuing of a patent application or corresponding patent in one or more countries, it will inform the other Party thereof by registered letter with acknowledgement of receipt as soon as possible before the next expiry of Industrial Property and before examination with the firm, i.e. immediately after receiving a new act to be carried out in order to obtain the patent concerned or three (3) months before the expiry of an annual period, so that the other Party can, if it so desires, continue the above-mentioned procedures in its own name, at its sole discretion and at its expense in said country or countries. In the event that one of the Parties wants to continue said procedure(s) alone, that Party will acquire, automatically and free of charge, full ownership of such patents and patent applications.

In this case, the waiving Party undertakes to provide any signature and all documents necessary for said transfer free of charge of its share of ownership regarding said titles, and to ensure that the persons cited as inventors or authors provide all signatures and perform any formality necessary for the other Party to file, maintain and defend such patents and titles.

In this case, the waiving Party will no longer have any right over the patent applications, corresponding patents and the related know-how, and the other Party may then grant a third party, regardless of the scope of application envisaged, a license to utilise the patent and the related know-how.

5.2.2     In the event that a Party is not interested in filing a patent application regarding certain patentable Results or other intellectual property titles, it must, as soon as possible, i.e. as soon as it receives a new act to perform to obtain the patent or intellectual title property considered, notify the other Party by registered letter with acknowledgement of receipt to enable it to decide whether it intends to protect said results, in its sole name, at its sole discretion and at its expense. The waiving Party will no longer have any right over the results concerned and the related know-how, and the other Party may grant to a third party a license to utilise these results and the related know-how, regardless of the scope of application envisaged.

In this case, the waiving Party undertakes to provide any signature and all documents necessary for said transfer free of charge of its share of ownership concerning the results and to ensure that its personnel cited as inventors or authors provide all signatures and carry out any formality necessary for the other Party to file, maintain and defend such patents and titles.

5.2.3     Each Party shall refrain from transferring its share of ownership of the Results, patented or not, to a third party without having obtained the prior written consent of the other Party and, prior to any total or partial transfer of a share of ownership, the transferor must notify to the other co-owner, by registered letter with acknowledgement of receipt, its intention to transfer the said share, as well as the financial conditions of this transfer. The other co-owner will have a pre-emptive right with regard to the third party, on equal terms. The period of validity for exercising such right will be two (2) months from the notification of the draft transfer, with the requesting Party having the possibility of notifying before the end of the period its intention not to exercise this right. If the other co-owner does not exercise its pre-emptive right before the expiry of this period, the transferor will automatically have an authorisation to transfer to the intended third party, under the conditions established.

However, BIOPHYTIS will not have any pre-emptive right concerning the share of ownership of one of the INSTITUTIONS if another INSTITUTION and/or one of the inventors of the Laboratory for transferred patent resulting from the Results declare to be the transferee.

The transferring Party will ensure that the transferee undertakes to take over all of the obligations imposed on it under this agreement.

5.3    Utilisation

Before any utilisation of the Results, the Parties must establish a separate agreement to organise the utilisation thereof. SORBONNE UNIVERSITY hereby mandates SATT Lutech for the negotiations relating to the utilisation of the Results in its name and on its behalf.

However, it is henceforth agreed that BIOPHYTIS has an option right (hereinafter “the Option”) for an exclusive worldwide license within the scope defined as avenues of treatment for the retinal pathologies studied in connection with this Agreement, including in particular, but not only, AMD, Stargardt disease and pigment retinopathies ( (hereinafter the “Scope”), with right to sub-license.

This Option must be exercised by written notification sent to SORBONNE UNIVERSITY or its authorised representative, on behalf of the INSTITUTIONS, at any time by BIOPHYTIS and at the latest within six (6) months after the end of the Research and by presenting a development plan submitted to SORBONNE UNIVERSITY or its authorised representative indicating the scheme of development by BIOPHYTIS (hereinafter the “Development Plan”).

The Option will be exercised by BIOPHYTIS sending SORBONNE UNIVERSITY or its authorised representative a registered letter with acknowledgement of receipt specifying the Results for which BIOPHYTIS intends to exercise the Option. Receipt of that letter will start a period of negotiations of six (6) months, during which the Parties (or their authorised representative) undertake to negotiate a licensing agreement diligently and in good faith.

BIOPHYTIS will make its best efforts to ensure that the Results from the Research, for which BIOPHYTIS has exercised the Option, are utilised. In the event that BIOPHYTIS waives utilisation of said Results or does not carry out any development work with a view to their utilisation within eighteen (18) months after the date of signing of the utilisation agreement, BIOPHYTIS undertakes:

•                                                   either to transfer free of charge back to the INSTITUTIONS its share of ownership over the Results from the Research, patented or not,

•                                                   or, at the request of the INSTITUTIONS, to grant the INSTITUTIONS without initial payment, or a third party introduced by SORBONNE UNIVERSITY, an exclusive worldwide license to utilise the Results within the Scope, with a right to sub-license to any third party of its choice;

In the case of negative notification of BIOPHYTIS or absence of response within the period established above, it is henceforth agreed that the INSTITUTIONS may freely negotiate and grant to a third party a license, in particular an exclusive and worldwide license, for utilisation within the Scope, for industrial or commercial purposes, of the Results from the Research, patented or not.

If the Results are likely to be utilised industrially or commercially outside the Scope, the INSTITUTIONS will be free to use them and/or seek a third party to utilise the Results.

It is henceforth agreed between the Parties that any direct and/or indirect utilisation by a Party of the Results, patented or not, patentable or not, held in joint ownership will imply a fair financial compensation for the benefit of the other Party, according to the conditions and terms defined later in the above-mentioned utilisation agreement and taking into account the investments of each of the Parties.

The Party will utilise the Results, directly or indirectly, at its sole expense, risk and peril.

ARTICLE 6 — EFFECTIVE DATE AND DURATION - TERMINATION

Notwithstanding the date of its signing, this agreement is entered into for a period of twelve (12) months from the 1st of January 2019, and may be renewed by means of an amendment, signed by the Parties.

Notwithstanding the termination or expiry of this Agreement, the provisions of Articles 4, 5, 7 and 8 will remain in force.

This Agreement may be terminated by either Party in case of non-fulfilment by the other Party of one or more of its obligations under this Agreement, insofar as the defaulting Party has not remedied its breach within a period of one (1) month from the date of notification of its breach by registered letter with acknowledgement of receipt or has not provided proof of an impediment caused by a case of force majeure. Exercising this termination option does not release the defaulting Party from fulfilling the obligations accepted until the effective date of the termination, subject to any losses sustained by the complaining Party due to the early termination of this agreement.

In the event of early termination by BIOPHYTIS, for any reason whatsoever, it is expressly agreed between the Parties that the sums already allocated by SORBONNE UNIVERSITY for the remuneration of personnel must be actually paid to SORBONNE UNIVERSITY notwithstanding earlier termination of this Agreement, to enable SORBONNE UNIVERSITY to honour its obligations vis-à-vis the personnel remunerated in connection with the Research.

Article 7 - MISCELLANEOUS PROVISIONS

a)            Non-transferability

Neither Party may assign all or a portion of this Agreement to a third party without the prior written consent of the other Party.

b)            Waiver

The fact that one of the Parties abstains from demanding fulfilment of an obligation that said Party may claim cannot under any circumstances be interpreted as its waiving the fulfilment of said obligation, nor the fulfilment of the other obligations that it may claim under this agreement, independently of the duration of its abstention.

c)             Independent co-contracting parties

This Agreement cannot under any circumstances be interpreted as creating a relationship of association or a company, even de facto, between the Parties, and each of the Parties must be considered an independent co-contracting party.

d)            Invalidity of a clause

If one or more stipulations of this Agreement were found to be invalid or declared invalid pursuant to a treaty, a law or regulation, or as a result of a final decision of a competent court, the other stipulations will retain their full force and scope. The Parties will then immediately carry out the necessary amendments, complying to the fullest extent possible with the agreement of intent existing at the time of signing this Agreement.

e)             Force Majeure

Each Party will be excused for not fulfilling its obligations and cannot be responsible or liable for damages towards the other Party, if the non-fulfilment is due to a case of force majeure within the meaning of the case law based on Article 1218 of the Civil Code, or such as the disruption of its services resulting in particular from a strike, resignation or any other event not within its control. The Party unable to fulfil its contractual obligations due to a case of force majeure must immediately inform the other Party. If this inability or delay in fulfilment due to a case of force majeure continues beyond a period of three (3) months, the other Party may automatically terminate this Agreement at any time by written notification sent to the other Party.

f)              Communications - notifications

Any communication or notification to the attention of the Parties must be made by confirmed fax or registered letter with acknowledgement of receipt to the addresses indicated on the first page of this Agreement.

Article 8 - APPLICABLE LAW, JURISDICTION

This Agreement is governed by French law.

In the event of difficulties regarding the interpretation or fulfilment of this Agreement, the Parties will strive to resolve their dispute amicably. If a disagreement persists beyond four (4) months, the most diligent Party will refer the matter to the competent French Courts.

Drawn up in Paris, on [hw:] 08/02/2019

/s/ Stanislas Veillet
Sorbonne University	BIOPHYTIS
Jean CHAMBAZ, President	Stanislas VEILLÈT,
President
[stamp:] Sorbonne University Faculty of Medicine	[stamp:] BIOPHYTIS 14 avenue de l’Opéra 75001 PARIS SA, with share capital of €2,692,682.60 RCS [Trade and Companies Register] PARIS 492 002 225
For the president and by delegation
Deputy Director of the SAIC
/s/ Jean Chambaz
Violaine DESIRE

Initials
Professor José-Alain SAHEL	Dr Valérie FONTAINE
Director of the Laboratory	Scientific Manager
On behalf of the LABORATORY

/s/ Dr. Valérie Fontaine

/s/ Serge Picaud
Deputy Director

ANNEX 1:

See research program attached

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